Exhibit 10.55


                                                    November 30, 1993


Michael P. Harkins, President
Associated Business Consultants, Inc.
43 North Main Street
Medford, NJ  08055


Dear Mike:

         Per our agreement for your work in recruiting Melvin Lowdermilk, this document grants Associated Business Consultants, Inc. (ABCI), Michael P. Harkins, President, warrants to purchase one hundred-fifty (150) shares of the common stock of EXACTECH/Registered trademark/ as of the closing date of an offering of the Corporation's common stock which is not exempt from registration under the Securities Act of 1933 and for which a Registration Statement is filed and becomes effective pursuant to such Act ("Public Offering"), such warrants to be exercisable for a period of two years following the closing date of the Public Offering at the Public Offering price.

         ABCI and EXACTECH/Registered trademark/ further agreee that the warrants and all associated rights to purchase 150 shares will be forfeited if Lowdermilk's Sales Representative Agreement is terminated on or before his first-year anniversary.

         Please confirm that the above is in accordance with your understanding by executing this letter and returning a copy to me at your earliest convenience, whereupon it will become an agreement between EXACTECH/Registered trademark/, Inc. and ABCI.


                                                    Sincerely,


                                                    /s/ Timothy J. Seese
                                                    ---------------------
                                                    Timothy J. Seese
                                                        President

/s/ Michael P. Harkins
- ----------------------                                            12/15/93
Michael P. Harkins, President                                       Date
Associated Business Consultants, Inc.